Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact Information:

Investor Relations:
Jeff Sonnek
(646) 277-1263
jeff.sonnek@icrinc.com

Landec Corporation Reports Second Quarter and First Half Fiscal 2020 Results
SANTA MARIA, CA - January 2, 2020 - Landec Corporation (Nasdaq: LNDC), a diversified health and wellness company with two operating businesses, Curation Foods, Inc. and Lifecore Biomedical, Inc., reported results for the fiscal 2020 second quarter and first six months ended November 24, 2019. Landec plans to create shareholder value by delivering against its long-term financial targets, investing in growth, strengthening its balance sheet, implementing strategic priorities to improve operating margins at Curation Foods and driving topline growth at Lifecore.

FISCAL SECOND QUARTER 2020 BUSINESS HIGHLIGHTS

•	Revenues of $142.6 million increased 14% year over year, driven by a 48% and 10% increase in Lifecore and Curation Foods revenues, respectively

•	Gross profit decreased 8% year over year, Lifecore gross profit increased 52% year over year, partially offsetting Curation Foods’ decrease

•	Lifecore net income increased 166% year-over-year, partially offsetting Curation Foods’ net loss

•	Loss per share was $0.23 and includes $0.07 per share of restructuring fees and non-recurring charges, net of tax

•	Launched transformative value creation program to strengthen business

•	Reiterated full-year fiscal 2020 guidance

“Our Lifecore business had another tremendous quarter with impressive year-over-year growth in revenues, operating income and EBITDA. Lifecore continues to demonstrate success in moving customers through the product development lifecycle to commercialization and advancing its deep pipeline of development customers that will drive long-term, profitable growth,” said Dr. Albert Bolles, Landec’s President and CEO. “However, Curation Foods negatively impacted our second quarter results due to supply chain challenges. When I assumed the helm at Landec earlier this fiscal year, I established our strategic priorities and promised prompt and decisive action to help us achieve our short-term and long-term financial goals. Today, we are launching Project SWIFT to continue to transform our business into an agile, competitive company.”

During the second quarter, the Company completed a strategic review of its operations to better understand strengths and challenges within its Curation Foods business, which revealed additional opportunities to simplify and focus the business to drive enhanced profitability. Project SWIFT is the outcome of this strategic review. It is a value creation program that will continue network optimization initiatives already underway at Curation Foods, focus the business on strategic assets and redesign the organization to be the appropriate size to compete and thrive. Project SWIFT is defined by five core drivers of decision-making: Simplify, Win, Innovate, Focus and Transform. The program comprises necessary actions and charts a focused path forward rooted in solid, achievable goals that align the Company’s resources with its vision. It will improve Curation Foods’ operating cost structure, enhance profitability and strengthen the Company’s balance sheet.

FISCAL SECOND QUARTER 2020 RESULTS

Fiscal second quarter 2020 results compared to fiscal second quarter 2019 are as follows:

(Unaudited and in thousands, except per-share data)	Three Months Ended		Change
	November 24, 2019	November 25, 2018	Amount	%
Revenues	$142,593	$124,557	$18,036	14%
Gross profit	15,514	16,885	(1,371)	(8)%
Net loss from continuing operations	(6,740)	(113)	(6,627)	N/M
EBITDA*	(1,547)	3,735	(5,282)	N/M
Diluted net loss per share	$(0.23)	$0.00	$(0.23)	N/M
*See “Non-GAAP Financial Information” at the end of this release for more information and for a reconciliation of certain financial information.

Revenues increased during the second quarter of fiscal 2020 compared to the second quarter of fiscal 2019, primarily due to: (1) the $7.4 million or 48% increase in Lifecore revenues, (2) a $6.2 million or 15% increase in salad revenues and (3) the acquisition of Yucatan Foods on December 1, 2018, which contributed $14.0 million in revenues. These increases were partially offset by a $2.0 million unexpected decrease in green bean revenues due to the extensive weather events in November, resulting in supplies that were significantly less than anticipated and a planned $7.9 million decrease in revenues in the packaged vegetables bags and trays business as the Company de-emphasizes this commoditized business and pivots toward higher margin value-added products.

Gross profit decreased during the second quarter of fiscal 2020 compared to the second quarter of fiscal 2019 as a result of a $4.3 million decrease in Curation Foods gross profit due to: (1) weather-related events impacting raw material supply, (2) the sell-through of high-cost avocado products produced during the fiscal fourth quarter of 2019 and fiscal first quarter of 2020 when the cost of avocados were over two times higher than current costs and (3) a planned contraction of the packaged vegetables in bags and trays business. These decreases were partially offset by a $2.9 million or 52% increase in gross profit at Lifecore.

Net income decreased during the second quarter of fiscal 2020 compared to the second quarter of fiscal 2019 due to: (1) a $1.4 million decrease in gross profit, (2) a $1.9 million increase in operating expenses resulting from the addition of Yucatan Foods, (3) a $1.4 million increase in interest expense due to the incremental debt associated with the acquisition of Yucatan Foods, (4) a $0.2 million increase in the fair market value of the Company’s Windset investment compared to a $0.6 million increase during the fiscal second quarter of last year and (5) restructuring fees and non-recurring charges of $2.4 million or $0.07 per share, net of tax. These decreases in net income were partially offset by a $1.6 million decrease in income tax expenses. Excluding restructuring fees and non-recurring charges, the Company would have recognized a loss per share of $0.16.

EBITDA decreased during the second quarter of fiscal 2020 compared to the second quarter of fiscal 2019 due to: (1) the decrease in gross profit and (2) from an increase in operating expenses. The decrease was partially offset by an increase in depreciation and amortization expenses. During the three months ended November 24, 2019, the Company incurred restructuring fees and non-recurring charges of $2.4 million.1 These charges were recorded in general and administrative expenses. Excluding the $2.4 million in restructuring and non-recurring charges, EBITDA would have been approximately $0.9 million in fiscal second quarter of 2020.

As of November 24, 2019, the Company is in compliance with all of its debt covenants and expects to be in compliance going forward.

1 For further details see Questions & Answers section at the end of this release

FISCAL SIX MONTHS 2020 RESULTS

Fiscal six months 2020 results compared to fiscal six months 2019 are as follows:

(Unaudited and in thousands, except per-share data)	Six Months Ended		Change
	November 24, 2019	November 25, 2018	Amount	%
Revenues	$281,307	$249,225	$32,082	13%
Gross profit	30,850	33,222	(2,372)	(7)%
Net (loss) income from continuing operations	(11,524)	221	(11,745)	N/M
EBITDA*	(1,233)	7,036	(8,269)	N/M
Diluted net (loss) income per share	$(0.40)	$0.01	$(0.41)	N/M
*See “Non-GAAP Financial Information” at the end of this release for more information and for a reconciliation of certain financial information.

Revenues increased during the first six months of fiscal 2020 compared to the same period in fiscal 2019 primarily due to: (1) a $6.8 million or 24% increase in Lifecore revenues, (2) an $8.4 million or 9% increase in salad revenues and (3) the acquisition of Yucatan Foods on December 1, 2018, which contributed $30.2 million in revenues. These increases were partially offset by a $5.3 million decrease in green bean revenues due to limited supplies during weather events in both the fiscal first and second quarters of 2020, and by a $9.7 million planned decrease in revenues in the packaged vegetables in bags and trays business.

Gross profit decreased during the first six months of fiscal 2020 compared to the same period in fiscal 2019 due to a $4.9 million decrease in the Company’s Curation Foods segment due to: (1) weather-related events impacting raw material supply, (2) the sell-through of high-cost avocado products produced during the fourth quarter of fiscal 2019 and first quarter of fiscal 2020 when the cost of avocados were over two times higher than current costs and (3) lower gross profit resulting from a planned contraction of the packaged vegetables in bags and trays business. These decreases were partially offset by a $2.5 million or 29% increase in gross profit at Lifecore driven by higher revenues.

Net income decreased during the first six months of fiscal 2020 compared to the first six months of fiscal 2019 due to: (1) a $2.4 million decrease in gross profit, (2) a $4.0 million increase in operating expenses resulting from the addition of Yucatan Foods, (3) a $2.7 million increase in interest expense due to incremental debt associated with the acquisition of Yucatan Foods, (4) a $0.2 million increase in the fair market value of the Company’s Windset investment compared to a $1.6 million increase during the first six months of fiscal 2019 and (5) restructuring fees and non-recurring charges of $2.4 million or $0.07 per share net of tax2. These decreases in net income were partially offset by a $3.1 million decrease in income tax expenses. Excluding the restructuring fees and non-recurring charges during the first six months of fiscal 2020, the Company would have recognized a loss per share of $0.33.

EBITDA decreased during the first six months of fiscal 2020 compared to the first six months of fiscal 2019 due to: (1) the decrease in gross profit and (2) an increase in operating expenses. The decrease was partially offset by an increase in depreciation and amortization expenses. Excluding the $2.4 million in restructuring and non-recurring charges, EBITDA would have been $1.2 million for the first six months of fiscal 2020.

2For further details see Questions & Answers section at the end of this release

Segment Results

(Unaudited and in thousands)	Three Months Ended		Change		Six Months Ended		Change
	November 24, 2019	November 25, 2018	Amount	%	November 24, 2019	November 25, 2018	Amount	%
Revenues:
Curation Foods	$119,751	$109,111	$10,640	10%	$246,424	$221,162	$25,262	11%
Lifecore	22,842	15,446	7,396	48%	34,883	28,063	6,820	24%
Total Revenues	$142,593	$124,557	$18,036	14%	$281,307	$249,225	$32,082	13%

Gross Profit:
Curation Foods	$6,890	$11,207	$(4,317)	(39)%	$19,712	$24,577	$(4,865)	(20)%
Lifecore	8,624	5,678	2,946	52%	11,138	8,645	2,493	29%
Total Gross Profit	$15,514	$16,885	$(1,371)	(8)%	$30,850	$33,222	$(2,372)	(7)%

Net (Loss) Income from Continuing Operations:
Curation Foods	$(8,348)	$53	$(8,401)	N/M	$(10,519)	$1,965	$(12,484)	N/M
Lifecore	3,459	1,298	2,161	166%	2,064	751	1,313	175%
Other	(1,851)	(1,464)	(387)	26%	(3,069)	(2,495)	(574)	23%
Total Net (Loss) Income from Continuing Operations	$(6,740)	$(113)	$(6,627)	N/M	$(11,524)	$221	$(11,745)	N/M

EBITDA, excluding Windset FMV change:
Curation Foods	$(5,764)	$1,988	$(7,752)	N/M	$(3,960)	$6,203	$(10,163)	N/M
Lifecore	5,626	2,708	2,918	108%	4,951	2,955	1,996	68%
Other	(1,409)	(961)	(448)	47%	(2,224)	(2,122)	(102)	5%
Total EBITDA excluding Windset FMV change	$(1,547)	$3,735	$(5,282)	N/M	$(1,233)	$7,036	$(8,269)	N/M
Update on Lifecore Momentum for Topline Growth:
Lifecore is the Company’s high-growth, high-quality CDMO business focused on product development and manufacturing of sterile injectable products. Lifecore continues to expand its presence in the CDMO marketplace by partnering with biopharmaceutical and medical device companies. Its expertise in manufacturing difficult-to-handle products creates differentiation and high barriers to competition. Lifecore’s continued success will be executing against its three strategic priorities: (1) managing and expanding its business development pipeline, (2) meeting customer demand and future commercial production needs by expanding operations and maximizing capacity and (3) continuing to deliver on a strong record of product commercialization from its business development pipeline. Highlights during the second quarter of fiscal 2020 include:

1)	Managing Business Development Pipeline:

•	Business development revenue in the second quarter of fiscal 2020 increased 49% year-over-year, and contributed 36% of the increase in the Lifecore fiscal second quarter revenues.

•
Development pipeline activity continued to have 15 projects in various stages of the product lifecycle, spanning clinical development stage to commercialization, which aligns with the business’ overall product development strategy.

2)	Maximizing Capacity:

•
Commercial validation for the new syringe and vial multi-purpose filler production line began as planned in the second quarter of fiscal 2020, and when complete, the new filler production line will increase Lifecore’s current capacity by over 20%.

3)	Advancing Product Commercialization:

•	Continued to make substantial progress with advancing customers’ late-stage product development activities by supporting their Phase 3 clinical programs and commercial process scale-up activities.

•	Continued to target a minimum of one regulatory product approval annually and on track to achieve this cadence beginning in fiscal 2022.

•	Currently has one product under review at the FDA with projected approval during calendar year 2020.

Jim Hall, Lifecore’s President stated, “Lifecore is well positioned to meet increasing customer demand for sterile injectable products. In our current facility, we have the ability to double our current production capacity to meet future commercialization and development needs, with ample room for expansion. Our team of cross-functional experts, coupled with our best-in-class quality system and facility, enables Lifecore to accelerate product development activities for small and large biopharmaceutical and medical device companies. Our speed and efficiency decreases time to market for our partners, which has immense value in their ability to improve patient lives through commercialization of their innovative therapies. We remain on track to meet our 10% to 12% revenue growth goal and our $21 million to $23 million EBITDA target, after corporate allocations, for fiscal 2020.”

Update on Curation Foods Operational Initiatives Aligned with Company Priorities to Improve Profitability:
Curation Foods is the Company’s natural food business. Project SWIFT aims to strengthen the Curation Foods business by simplifying the business. Curation Foods will continue to deliver the highest level of product quality and safety, while executing with excellence on its customer, grower and partner commitments.

Project SWIFT will continue to be implemented throughout fiscal 2020 and 2021, centered on network and operational optimization, a focus on maximizing strategic assets and redesigning the organization to the appropriate size to compete and thrive. Total annualized cost savings from these actions will be approximately $3.7 million3. Specifically, the following decisive actions were announced today:

1)	Network & Operational Optimization:

•
Consolidating and centralizing Curation Foods offices into its Innovation Center headquarters in Santa Maria, CA. This decision will result in the shutting down of the leased Los Angeles, CA Yucatan Foods headquarters, the leased Santa Clara, CA office and the sale of the San Rafael, CA Curation Foods headquarters.

2)	Focus on Strategic Assets:

•
Initiating the strategic sale of the Company’s Ontario, CA salad dressing manufacturing facility, which had yet to become operational. This sale aligns with the Company’s strategy of divesting non-core assets and simplifying the business.

3)	Organizational Redesign:

•	Redesigning the organization so that it is appropriate for the Company’s future direction, focusing on strategic initiatives, developing and elevating internal talent and reducing headcount.

3 For further details see Questions & Answers section at the end of this release

OUTLOOK AND FISCAL 2020 GUIDANCE4
Dr. Bolles added, “We are reiterating our full year fiscal 2020 guidance and providing our forecast for third quarter of fiscal 2020. We continue to expect substantial profits to be generated in the second half of the fiscal year, with greater weight in our fourth quarter, due to the timing of revenues and profits at Lifecore, the timing of revenues and profits from the sale of avocado products, momentum with our Eat Smart® salad business and the impact from our cost out initiatives, with the large majority of cost savings occurring in the second half of fiscal 2020. Our capital allocation priorities remain focused on supporting the growth of both of our operating businesses while balancing that with efforts to strengthen our balance sheet.”

Excluding restructuring and nonrecurring charges, the Company is reiterating its full year fiscal 2020 guidance, which is detailed below:

•	Revenues from continuing operations to grow 8% to 10% (range of $602 million to $613 million) compared to fiscal 2019

•	Earnings per share to be $0.28 to $0.32

•	Cash flow from operations to be $26 million to $30 million

•	Consolidated EBITDA to be in the range of $36 million to $40 million

The Company is introducing third quarter fiscal 2020 guidance, excluding restructuring and non-recurring charges as follows:

•	Revenues from continuing operations to be in the range of $154 million to $158 million compared to third quarter of fiscal 2019

•
Net income per share of $0.06 to $0.09, due to certain shipments for Lifecore shifting from the fiscal third quarter to the fiscal fourth quarter, Yucatan working through the last of its high-cost products and starting to sell more of its lower-cost products that have been produced since October and a portion of the cost out savings for the fiscal third quarter being delayed to the fiscal fourth quarter

•	EBITDA to be in the range of $7 million to $11 million

Dr. Bolles concluded, “We are confident in our expectation for profitable growth starting in the fiscal third quarter and significantly accelerating in the fiscal fourth quarter. At Lifecore, we will continue to grow by supporting the initiatives of both new and existing customers. At Curation Foods, we will focus on our strategic priorities and on executing Project SWIFT, which will strengthen our operational structure and drive sustainable profitability. These enterprise-wide activities will create shareholder value by yielding a greater return on our investments, strengthening our balance sheet and delivering the quality and innovation our customers have come to expect from us.”

4For further details see Questions & Answers section at the end of this release

Conference Call
The live webcast can be accessed directly at http://ir.Landec.com/events.cfm or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Friday, January 3, 2020
Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)
Direct Webcast link: http://ir.Landec.com/events.cfm
To participate in the conference call via telephone, dial toll-free: (877) 407-3982 or (201) 493-6780. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1263.

A replay of the call will be available through Friday, January 10, 2020 by calling toll-free: (844) 512-2921 or direct (412) 317-6671, and entering code 13697215.

About Landec Corporation
Landec Corporation (NASDAQ: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses: Curation Foods, Inc. and Lifecore Biomedical, Inc. Landec designs, develops, manufactures, and sells products for the food and biopharmaceutical industry. Curation Foods is focused on innovating and distributing plant-based foods with 100% clean ingredients to retail, club and foodservice channels throughout North America. Curation Foods is able to maximize product freshness through its geographically dispersed family of growers, refrigerated supply chain and patented BreatheWay® packaging technology. Curation Foods brands include Eat Smart® fresh packaged vegetables and salads, O Olive Oil & Vinegar® premium artisan products, and Yucatan® and Cabo Fresh® avocado products. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of sterile, injectable pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore brings 35 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the Company, visit Landec’s website at www.landec.com.

Non-GAAP Financial Information
This press release contains non-GAAP financial information relating to EBITDA and EPS. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. See the end of this release for these reconciliations.

The Company has disclosed these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude/include certain items that are included in the Company’s results reported in accordance with GAAP. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the Company’s operations and are useful for period-over-period comparisons. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to the potential differences in methods of calculation and items being excluded/included. It should be read in conjunction with the Company’s consolidated financial statements presented in accordance with GAAP.

Important Cautions Regarding Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, government regulations affecting our business, the timing of regulatory approvals, the ability to successfully integrate Yucatan Foods into the Curation Foods business, and the mix between domestic and international sales. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission (“SEC”), including the risk factors contained in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	November 24, 2019	May 26, 2019
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,594	$1,080
Accounts receivable, net	69,962	69,565
Inventories, net	58,563	54,132
Prepaid expenses and other current assets	10,061	8,264
Total Current Assets	140,180	133,041

Investment in non-public company	61,300	61,100
Property and equipment, net	204,687	200,027
Operating leases	29,779	—
Goodwill	77,246	76,742
Trademarks/tradenames, net	29,928	29,928
Customer relationships, net	14,294	15,319
Other assets	2,583	2,934
Total Assets	$559,997	$519,091

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$47,145	$53,973
Accrued compensation	8,700	10,687
Other accrued liabilities	10,702	10,001
Current portion of lease liabilities	3,980	75
Deferred revenue	611	499
Line of credit	61,500	52,000
Current portion of long-term debt	11,723	9,791
Other current liabilities, discontinued operations	—	65
Total Current Liabilities	144,361	137,091

Long-term debt, less current portion	107,470	87,193
Long-term lease liabilities	30,795	3,532
Deferred taxes	17,047	19,393
Other non-current liabilities	1,248	1,738

Stockholders' Equity:
Common stock	29	29
Additional paid-in capital	161,556	160,341
Retained earnings	97,912	109,710
Accumulated other comprehensive (loss) income	(421)	64
Total Stockholders’ Equity	259,076	270,144
Total Liabilities and Stockholders’ Equity	$559,997	$519,091

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF LOSS
(In thousands, except per-share data)
(unaudited)

	Three Months Ended		Six Months Ended
	November 24, 2019	November 25, 2018	November 24, 2019	November 25, 2018
Product Sales	$142,593	$124,557	$281,307	$249,225
Cost of product sales	127,079	107,672	250,457	216,003
Gross profit	15,514	16,885	30,850	33,222

Operating costs and expenses:
Research and development	2,822	2,475	5,643	5,266
Selling, general and administrative	18,728	14,400	35,623	28,203
Total operating costs and expenses	21,550	16,875	41,266	33,469
Operating (loss) income	(6,036)	10	(10,416)	(247)

Dividend income	281	412	562	825
Interest income	25	33	50	79
Interest expense	(2,169)	(746)	(4,244)	(1,504)
Other income	200	600	200	1,600
Other expense	(206)	—	(206)	—
Net (loss) income from continuing operations before taxes	(7,905)	309	(14,054)	753
Income tax benefit (expense)	1,165	(422)	2,530	(532)
Net (loss) income from continuing operations	(6,740)	(113)	(11,524)	221

Discontinued operations:
Loss from discontinued operations	—	(616)	—	(806)
Income tax benefit	—	145	—	190
Loss from discontinued operations	—	(471)	—	(616)
Net loss available to common stockholders	$(6,740)	$(584)	$(11,524)	$(395)

Diluted net (loss) income per share from continuing operations	$(0.23)	$0.00	$(0.40)	$0.01
Diluted net loss per share from discontinued operations	$0.00	$(0.02)	$0.00	$(0.02)
Diluted net loss per share	$(0.23)	$(0.02)	$(0.40)	$(0.01)

Shares used in diluted per share computations	29,155	27,764	29,147	27,751

LANDEC CORPORATION
SECOND QUARTER ENDED NOVEMBER 24, 2019
QUESTIONS & ANSWERS

Q1)	What gives the Company confidence it can go from a loss for the fiscal first six months of 2020 to its EPS guidance of $0.28 to $0.32 for the fiscal year?

Management has confidence in being able to achieve its fiscal 2020 guidance which, based on its fiscal third quarter guidance, implies that for the fiscal fourth quarter the Company will need to realize EPS of $0.50 to $0.53 to hit the guided range for fiscal 2020.

•	Lifecore is forecasted to recognize operating income of $8.5 million to $8.8 million and EBITDA of $9 million to $10 million during the fourth quarter, its most profitable quarter during fiscal 2020.

•	Curation Foods is forecasted to recognize operating income in the fourth quarter of fiscal 2020 of $14 million to $15 million and EBITDA of $18 million to $19 million. This is driven by three factors:

1)	Avocado products revenue in the fourth quarter of fiscal 2020 is forecasted to be $18 million to $20 million with a gross margin of 28% or greater.

2)	Cost out: The Company expects approximately 45% of the projected $18 million to $20 million in cost savings from its cost out initiatives to be recognized during the fourth quarter.

3)	Eat Smart brand momentum

•	Eat Smart Salads are outpacing category growth by 600 basis points, second quarter fiscal 2020 compared to second quarter fiscal 2019, according to Nielsen 52 week ending 12/2/2019

•
The Eat Smart brand re-stage is scheduled to be in market January 2020. Based on consumer insights, the new packaging tested extremely well with consumers, both in US and Canada, projecting an uplift in sales velocities.

•
The Company realized a gross margin improvement in its Eat Smart products of 80 basis points during the fiscal second quarter compared to the second quarter of last year, as it continues to de-emphasize its core vegetable and tray business.

These drivers of revenues and earnings will be partially offset by Landec Corporate allocation expenses which will reduce fiscal fourth quarter EBITDA by $3 million to $4 million.

Q2)	Excluding the restructuring fees and non-recurring expenses, why did the Company miss its fiscal second quarter projected EPS by $0.10 cents?

Key variables affecting the relative performance:

•
The Company expected that due to its overplant strategy, green beans would have been a meaningful profit contributor during the second quarter. Unfortunately, the November freeze and other weather-related events impacted green bean and raw materials supply resulting in much lower yield than expected. The shortages and higher cost of raw material supply resulted in its profits being $0.08 per share lower than it had forecasted.

•
In the avocado products business, while the Company had projected that the sales of higher-cost products would occur over the second and third quarter, a greater percentage was sold during the second quarter than the Company expected. As a result, the profits for avocado products were $0.03 per share less than the Company planned.

•	The Company experienced increased healthcare costs resulting in lower-than-planned profits of $0.03 per share during the quarter.

•
The Company engaged third-party consultants, including the Hackett Group and the Dennis Group, to assist in identifying areas to gain efficiencies and improve Curation Foods’ operating cost structure, enhance profitability and strengthen the Company’s balance sheet. During the second quarter, the Company incurred consulting expenses of approximately $0.4 million or $0.01 per share~~,~~ associated with these efforts.

These misses were partially offset by $0.05 per share better-than-planned performance at Lifecore and from lower-than-planned operating expenses at Curation Foods and Landec Corporate.

Q3)	What are the expected annual savings and restructuring fees associated with Landec’s Project SWIFT?

Project SWIFT is a value creation program that will continue network optimization initiatives at Curation Foods, as well as focus the business on strategic assets and redesign the organization to be the appropriate size to compete and thrive. As a result of Project SWIFT, the Company has made several strategic decisions surrounding its operations that will provide total annualized cost savings from these actions of approximately $3.7 million.

1)
Network and Operational Optimization: As part of the consolidation activities during the second quarter of fiscal 2020, the Company consolidated its R&D and centralized business activities into its new Santa Maria location. As a result, the Company will close its leased Santa Clara office and its leased Los Angeles office, which was acquired in the Yucatan acquisition. The Company sold its San Rafael office and innovation center for $2.4 million, net of commissions. The sale closed on December 24, 2019, and proceeds were used to improve the Company’s balance sheet. The sale resulted in a loss of $0.4 million which was included in general and administrative expenses during the second quarter. The Company expects annual non-personnel cost savings of approximately $0.9 million from shutting down these offices.

2) Focus on Strategic Assets: The Company will sell its yet to be operational salad dressing plant in Ontario, CA. The Company is unable to estimate the expected financial impact from the sale at this time. The Company expects to finalize the sale during the second half of fiscal 2020 and use the proceeds to improve our balance sheet.

3) Organizational Redesign: The Company has taken action to right size and redesign the organization so that it is appropriate for the Company’s size, focusing on strategic initiatives, developing and elevating internal talent and reducing headcount. With this rightsizing, the Company expects annual cost savings of approximately $2.8 million.

In summary, the Company expects to realize total annualized cost savings from these actions of $3.7 million and recorded approximately $0.4 million of restructuring fees during the second quarter of fiscal 2020, in general and administrative expenses.

Q4)	What actions comprise Landec’s non-recurring charges in fiscal second quarter 2020?

1)
Cost Out Program: As part of the previously announced $18 to $20 million cost out initiatives, the Company has taken action to consolidate from two labor contractors to one labor contractor in the second quarter, which streamlined its Guadalupe facility. The new labor contract will result in year one annual savings of approximately $1.7 million. The labor contractor the Company is no longer using owes the Company $1.2 million. Since the full collectability of this loan is now in doubt, the Company elected to fully reserve the loan and recorded a reserve of $1.2 million during the fiscal second quarter. The Company intends to use all legal recourse to collect the full amount owed.

2)
Yucatan Foods Related Expenses: As Landec is disclosing in its second quarter Form 10-Q, the Company discovered and reported to U.S. regulators a compliance issue at its Yucatan Foods production facility in Guanajuato, Mexico. The conduct at issue began prior to Landec’s acquisition of Yucatan Foods in December 2018 and relates to potential environmental and foreign corrupt practices act compliance matters associated with regulatory permitting at the facility. The Company has taken appropriate remedial measures and is cooperating in the U.S. government investigation that followed the Company’s disclosure. Because this is an ongoing legal matter, the Company is not able to provide more details at this time. However, the issue does not relate to the health, safety or quality of the food the Company sells. The Company incurred expenses of approximately $0.8 million this quarter which are primarily related to legal expenses associated with this matter, and it expects to incur additional expenses in future quarters until the matter is resolved. The Company intends to pursue recovery for those expenses in future quarters. At this time, the Company cannot predict the amount of these expenses or the recovery, if any. The Company considers these expenses to be non-recurring expenses and not part of its ordinary course of business.

In summary, in the second quarter and first six months of fiscal 2020, the Company incurred non-recurring charges associated with cost out initiatives and the acquisition of Yucatan Foods of $2.0 million.

Q5)	What action has been taken against strategic priorities at Curation Foods?

The Company’s top priorities over the next 12-24 months are:

•	Focus: Manage fewer, high-impact projects that will drive positive EBITDA growth.

•
Innovation: Commit to the consumer with on-trend, plant-based food with 100% clean-ingredients from Curation Foods core growth platforms: Eat Smart® salads and green beans, Cabo Fresh® and Yucatan® avocado products and O Olive Oil & Vinegar® premium artisan products.

•	Productivity: Deliver ongoing savings by creating a culture of trust, respect and continuous improvement by clarifying people’s roles and building highly accountable, productive teams.

•
Operational Excellence: Commit to the customer by creating a Project Management Office to improve efficiencies throughout operations and the supply chain, with a concentration on network optimization. Initial focus will be on the integration and improvement of Yucatan and Cabo Fresh operations in Mexico.

•
Sustainability: As a mission-based company, continue to institute and follow business practices that respect people and the planet as part of everyday culture to further differentiate the Company in the market.

The Company has made progress against its strategic priorities in fiscal second quarter of 2020 as follows:

Innovation:

•
Yucatan Guacamole® Squeeze: Expanded sales of the Company’s new, first-of-its-kind packaged guacamole product in a flexible squeeze pouch, which allows for greater usage and convenience, as well as extended shelf life for reduced waste. Looking ahead, the Company’s Cabo Fresh brand will use this packaging technology beginning in the third quarter of fiscal 2020. The Company has category exclusivity with the packaging company that has exclusive distribution rights in North America.

•
BreatheWay® Technology: Grew distribution of BreatheWay patented packaging technology to go beyond maintaining optimal atmosphere for individually packaged produce to offering a full supply chain packaging solution for perishable products, reducing shrink for retailers and extending shelf life for consumers. The BreatheWay packaging solution is being used to wrap pallets of raspberries for Driscoll’s and has moved from a successful test in its California distribution centers to a full rollout for Driscoll’s in North America. The Company plans to scale this business by testing several other adjacent perishable product categories.

Operational Excellence and Productivity:

•
Operational Excellence: Significant improvements in operational efficiency has been achieved by initiating lean manufacturing practices at the Yucatan and Cabo Fresh manufacturing operations located in Tanok, Mexico. Enhancements include a 40% improvement in production conversion cost and 50% lower raw fruit costs, reducing projected overall costs by 28% in the second half of fiscal 2020.

•	Cost Out: On track to achieve fiscal 2020 goals of $18 million to $20 million in cost savings for Curation Foods as the Company invests in automation and productivity.

•	Enhancing Food Quality and Safety: Successful integration of the Curation Foods standard quality systems in Yucatan and Cabo fresh operations in Mexico and O brand operations in Petaluma, CA.

Q6)	What is the Company’s current leverage ratio and borrowing capacity?

At the end of the second quarter of fiscal 2020, the Company’s debt-to-equity ratio was 70% and its debt-to-tangible assets ratio was 41%. Its fixed coverage ratio at the end of the second quarter of fiscal 2020 was 1.5, which is well above its covenant of 1.2 or greater. The Company’s leverage ratio at the end of the second quarter of fiscal 2020 was 4.9, and its debt covenant is 5.0 or less. Over the remainder of fiscal 2020 the Company expects to have adequate liquidity to continue to grow its business and invest in capital to advance both the Curation Foods and Lifecore businesses.

Q7)	What are the expectations for Lifecore’s business development pipeline as a source for Landec growth?

Lifecore currently has approximately 15 FDA-regulated drug and medical device products in its business development pipeline that are in various stages of development ranging from early-phase formulation and product development, pre-clinical work to late-phase, pivotal clinical studies. It is important to understand that Lifecore is the CDMO partner for the biopharmaceutical companies that own the regulatory submission process and the Design History File of the products Lifecore is formulating and developing and will manufacture. Lifecore actively supports the submission process for new products by providing the necessary CMC documentation requested by its partners. Lifecore is routinely inspected by the FDA and regulatory agencies from Europe, Brazil and other international markets that audit Lifecore as part of drug and medical device products regulatory approval process (Pre-Approval Inspections) and ongoing surveillance audits. Lifecore anticipates at least one to two of the current products under development will be approved and begin to generate commercial revenues within the next 24 months. Moving forward, Lifecore is working towards having a pipeline that provides an average of one to two products that receive regulatory approval annually and subsequently contribute to future revenue growth.

Non-GAAP Financial Information and Reconciliations
The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the Company’s use of non-GAAP financial measures.

(Unaudited and in thousands)	Three Months Ended		Six Months Ended
	November 24, 2019	November 25, 2018	November 24, 2019	November 25, 2018
Net (loss) income from continuing operations	$(6,740)	$(113)	$(11,524)	$221
FMV change in Windset investment	(200)	(600)	(200)	(1,600)
Net interest expense	2,144	713	4,194	1,425
Taxes	(1,165)	422	(2,530)	532
Depreciation and amortization	4,414	3,313	8,827	6,458
Total EBITDA excluding Windset FMV change	$(1,547)	$3,735	$(1,233)	$7,036
Significant non-recurring charges	2,434	—	2,434	—
Total adjusted EBITDA excluding significant non-recurring charges	$887	$3,735	$1,201	$7,036

(Unaudited)	Three Months Ended		Six Months Ended
	November 24, 2019	November 25, 2018	November 24, 2019	November 25, 2018
Diluted net (loss) income per share from continuing operations	$(0.23)	$0.00	$(0.40)	$0.01
Significant non-recurring charges, net of tax	$0.07	$0.00	$0.07	$0.00
Adjusted diluted net (loss) income per share from continuing operations	$(0.16)	$0.00	$(0.33)	$0.01